EXHIBIT 99.1

News
For Immediate Release
4 Landmark Square Suite 400 Stamford, CT 06901 Telephone: (203) 975-7110 Fax: (203) 975-7902

Contact: Robert B. Lewis (203) 406-3160

SILGAN ANNOUNCES RECORD THIRD QUARTER
EARNINGS PER SHARE

STAMFORD, CT, October 24, 2012 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid consumer goods packaging products, today reported third quarter 2012 net income of $78.7 million, or $1.13 per diluted share, as compared to third quarter 2011 net income of $78.8 million, or $1.12  per diluted share.  Adjusted net income per diluted share was $1.17 for the third quarter of 2012 as compared to $1.14 for the third quarter of 2011, after adjustments increasing net income per diluted share by $0.04 for the third quarter of 2012 and $0.02 for the third quarter of 2011.  A reconciliation of net income per diluted share to “adjusted net income per diluted share,” a Non-GAAP financial measure used by the Company, which adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

“Silgan had another strong quarter and performed as expected in the face of continued volatility in growing conditions and European economic challenges.  We delivered adjusted net income per diluted share of $1.17 for the third quarter of 2012 and $2.22 for the first nine months of 2012, which was an increase of 7.2 percent over the prior year comparable nine month period,” said Tony Allott, President and CEO.  “Our metal container business benefited slightly from domestic fresh pack volumes that were better than the prior year, but were well short of our initial expectations. In addition, our metal container business reduced inventory by a greater amount than in the third quarter of 2011 and was therefore negatively impacted by under

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SILGAN HOLDINGS
October 24, 2012

absorbed overhead costs.  Unit volumes in our closures business benefited from the continuation of strong single-serve beverage volumes in the U.S., but our European closures operations continued to experience weaker demand patterns which we attribute to general economic conditions.  Our plastic container business benefited from improved operating performance and effect of the timing of resin pass throughs, which more than overcame expected volume shortfalls.  Our recent acquisition of the plastic food container business from Rexam PLC has been integrated into our plastic container segment and we are very pleased with its performance thus far,” continued Mr. Allott.  “Based on our year-to-date performance and continued caution given the global economic environment, we are refining our full year 2012 earnings estimate of adjusted net income per diluted share in the range of $2.80 to $2.85,” concluded Mr. Allott.

Net sales for the third quarter of 2012 were $1,139.5 million, a decrease of $8.5 million, or slightly under 1.0 percent, as compared to $1,148.0 million in 2011.  This decrease was the result of lower net sales over the prior year period in the closures and plastic container businesses, partially offset by higher net sales in the metal container business.

Income from operations for the third quarter of 2012 was $132.4 million as compared to $136.1 million for the third quarter of 2011, and operating margin decreased to 11.6 percent from 11.9 percent over the same periods.  The decrease in income from operations was primarily attributable to a decrease in income from operations in the metal container business, partially offset by an increase in income from operations in the plastic container business and lower selling, general and administrative expenses.

Interest and other debt expense before loss on early extinguishment of debt for the third quarter of 2012 was $16.0 million, a decrease of $0.3 million as compared to 2011.  The third quarter of 2011 included a loss on early extinguishment of debt of $1.0 million as a result of the refinancing of the senior secured credit facility in July 2011.

The effective tax rate was 32.4 percent and 33.7 percent for the third quarters of 2012 and 2011, respectively.  The effective tax rate for the third quarter of 2012 benefited from the resolution of certain issues with tax authorities and changes to statutory tax rates enacted in certain jurisdictions.

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SILGAN HOLDINGS
October 24, 2012

Metal Containers

Net sales of the metal container business were $814.1 million for the third quarter of 2012, an increase of $15.4 million, or 1.9 percent, as compared to $798.7 million in 2011.  This increase was primarily due to an increase in unit volumes and higher average selling prices as a result of the pass through of higher raw material costs, partially offset by the impact of unfavorable foreign currency translation of approximately $12.0 million.  Unit volumes increased in the third quarter of 2012 primarily as a result of an improved fresh vegetable pack in 2012 as compared to a weak vegetable pack in 2011 and net sales contributed from the recent acquisition of Öntaş in Turkey.

Income from operations of the metal container business decreased $8.2 million in the third quarter of 2012 to $103.5 million as compared to $111.7 million in 2011, and operating margin decreased to 12.7 percent from 14.0 percent over the same periods.  These decreases were primarily the result of the negative impact from lower absorption of overhead costs due to inventory reductions in the third quarter of 2012 in excess of reductions in 2011.  Also contributing to this decline in income from operations were lower price realization in the European markets largely in exchange for improved customer credit terms negotiated earlier in the year, rationalization charges of $1.7 million in the third quarter of 2012 from the recently announced closing of the Kingsburg, California manufacturing facility and costs of $1.4 million associated with the start-up of new production facilities in eastern Europe and one new facility in the Middle East.  These decreases were partially offset by an increase in unit volumes.

Closures

Net sales of the closures business were $182.7 million in the third quarter of 2012, a decrease of $6.8 million, or 3.6 percent, as compared to $189.5 million in 2011.  This decrease was primarily the result of the impact of unfavorable foreign currency translation of approximately $10.9 million, partially offset by an increase in unit volumes.

Income from operations of the closures business for the third quarter of 2012 decreased $0.3 million to $24.1 million as compared to $24.4 million in 2011, while operating margin increased to 13.2 percent from 12.9 percent over the same periods.  Volume improvements in the U.S. largely in the single-serve beverage market, improved manufacturing efficiencies and on-going

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SILGAN HOLDINGS
October 24, 2012

operating cost savings were more than offset by declines in Europe resulting from on-going macroeconomic issues and higher rationalization charges.

Plastic Containers

Net sales of the plastic container business were $142.7 million in the third quarter of 2012, a decrease of $17.1 million, or 10.7 percent, as compared to $159.8 million in 2011.  This decrease was principally a result of lower unit volumes partially due to planned third quarter shut downs by certain customers, lower average selling prices as a result of the pass through of lower resin costs and the unfavorable impact of foreign currency translation of approximately $0.5 million, partially offset by the inclusion of net sales from the plastic food container business acquired from Rexam PLC on August 30, 2012.

Income from operations of the plastic container business for the third quarter of 2012 was $6.2 million, an increase of $2.4 million as compared to $3.8 million in 2011, and operating margin increased to 4.3 percent from 2.4 percent over the same periods.  These increases were primarily attributable to continued improvement in operating performance, the favorable comparison of the year-over-year resin pass through lag effect which benefited the third quarter of 2012 and lower rationalization charges, partially offset by a decrease in unit volumes.

Nine Months

Net income for the first nine months of 2012 was $122.0 million, or $1.74 per diluted share, as compared to net income for the first nine months of 2011 of $156.1 million, or $2.22 per diluted share.  Adjusted net income per diluted share for the first nine months of 2012 was $2.22 versus $2.07 in the prior year period, after adjustments increasing net income per diluted share by $0.48 for the first nine months of 2012 and adjustments decreasing net income per diluted share by $0.15 for the first nine months of 2011.

Net sales for the first nine months of 2012 increased $56.2 million, or 2.1 percent, to $2.73 billion as compared to $2.67 billion for the first nine months of 2011.  This increase was primarily due to the inclusion of net sales from acquisitions, higher average selling prices in the metal container and plastic container businesses due to the pass through of higher raw material costs, higher unit volumes in the metal container and closures businesses principally in the U.S.

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SILGAN HOLDINGS
October 24, 2012

and a favorable mix of products sold in the plastic container business.  These increases were partially offset by the impact of unfavorable foreign currency translation of approximately $46.6 million, lower unit volumes in the plastic container business and lower net sales in Europe due to weak economic conditions.

Income from operations for the first nine months of 2012 was $266.8 million, a decrease of $17.4 million, or 6.1 percent, from the same period in 2011.  This decrease was primarily a result of income of $25.2 million included in the first nine months of 2011 in corporate selling, general and administrative expenses for proceeds received as a result of the termination of the Graham Packaging merger agreement, net of costs attributable to certain corporate development activities, volume declines and  price pressure in Europe due to weak economic conditions, the unfavorable impact from inventory reductions in the metal container business, start-up costs of $4.3 million for new metal container production facilities in eastern Europe and the Middle East and higher rationalization charges.  These decreases were partially offset by the favorable comparison of the year-over-year resin pass through lag effect, higher unit volumes in the metal container and closures businesses and improved manufacturing efficiencies and ongoing cost controls across all businesses.  Rationalization charges were $5.8 million in the first nine months of 2012 as compared to $4.8 million in the first nine months of 2011, and results for 2011 included a $3.3 million charge related to the resolution of a past product liability dispute.

Interest and other debt expense before loss on early extinguishment of debt for the first nine months of 2012 was $47.6 million, an increase of $0.9 million as compared to the first nine months of 2011.  This increase was primarily due to higher average outstanding borrowings largely attributable to the refinancing of the senior secured credit facility in July 2011 and the issuance in March 2012 of $500 million of 5% Senior Notes due 2020, partially offset by lower average interest rates.  The first nine months of 2012 included a loss on early extinguishment of debt of $38.7 million related to the early redemption of the 7¼% Senior Notes due 2016.

The effective tax rate was 32.4 percent and 34.0 percent for the first nine months of 2012 and 2011, respectively.  The effective tax rate for the first nine months of 2012 was favorably impacted by changes to statutory tax rates enacted in certain jurisdictions and the resolution of certain issues with tax authorities.

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SILGAN HOLDINGS
October 24, 2012

Acquisition

On August 30, 2012, the Company acquired the plastic thermoformed food business of Rexam PLC.  This business, with anticipated sales of approximately $100 million in 2012, provides thermoformed packaging solutions such as retortable bowls and barrier trays to the world’s leading packaged food and ready-meal companies.

Capital Stock and Dividends

The Company repurchased an aggregate of 288,655 shares of its common stock at an average price per share of $40.80, for a total purchase price of $11.8 million, in the third quarter of 2012.

On September 18, 2012, the Company paid a quarterly cash dividend in the amount of $0.12 per share to holders of record of common stock of the Company on September 4, 2012.  This dividend payment aggregated $8.4 million.

Outlook for 2012

The Company refined its estimate of adjusted net income per diluted share for the full year of 2012 in the range of $2.80 to $2.85 from the previous range of $2.80 to $2.90.  This estimate compares to adjusted net income per diluted share of $2.63 for 2011.

The Company is providing an estimate of adjusted net income per diluted share for the fourth quarter of 2012 in the range of $0.58 to $0.63.  This estimate compares to adjusted net income per diluted share of $0.56 in the fourth quarter of 2011.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the third quarter of 2012 at 11:00 a.m. eastern time on October 24, 2012.  The toll free number for those in the U.S. and Canada is (888) 401-4691, and the number for international callers is (719) 325-2453.   For those unable to listen to the live call, a taped rebroadcast will be available through November 7, 2012.  To access the rebroadcast, U.S. and Canadian callers should dial (888) 203-1112, and international callers should dial (719) 457-0820.  The pass code is 9647919.

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SILGAN HOLDINGS
October 24, 2012

Silgan Holdings is a leading supplier of rigid packaging for consumer goods products with annual net sales of approximately $3.5 billion in 2011.  Silgan operates 82 manufacturing facilities in North and South America, Europe and Asia.  Silgan is a leading supplier of metal containers in North America and Europe, and a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products.  In addition, Silgan is a leading supplier of plastic containers for food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934.  Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2011 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the quarter and nine months ended September 30,
(Dollars in millions, except per share amounts)

	Third Quarter		Nine Months
	2012	2011	2012	2011

Net sales	$1,139.5	$1,148.0	$2,729.5	$2,673.3

Cost of goods sold	960.7	965.0	2,321.4	2,271.5

Gross profit	178.8	183.0	408.1	401.8

Selling, general and administrative expenses	44.3	46.3	135.5	112.8

Rationalization charges	2.1	0.6	5.8	4.8

Income from operations	132.4	136.1	266.8	284.2

Interest and other debt expense before loss on
early extinguishment of debt	16.0	16.3	47.6	46.7

Loss on early extinguishment of debt	-	1.0	38.7	1.0

Interest and other debt expense	16.0	17.3	86.3	47.7

Income before income taxes	116.4	118.8	180.5	236.5

Provision for income taxes	37.7	40.0	58.5	80.4

Net income	$78.7	$78.8	$122.0	$156.1

Earnings per share:
Basic net income per share	$1.13	$1.13	$1.75	$2.23
Diluted net income per share	$1.13	$1.12	$1.74	$2.22

Cash dividends per common share	$0.12	$0.11	$0.36	$0.33

Weighted average shares (000’s):
Basic	69,375	69,981	69,679	70,036
Diluted	69,685	70,320	69,984	70,444

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter and nine months ended September 30,
(Dollars in millions)

	Third Quarter		Nine Months
	2012	2011	2012	2011
Net sales:
Metal containers	$814.1	$798.7	$1,738.7	$1,671.4
Closures	182.7	189.5	528.8	534.1
Plastic containers	142.7	159.8	462.0	467.8
Consolidated	$1,139.5	$1,148.0	$2,729.5	$2,673.3

Income from operations:
Metal containers (a)	$103.5	$111.7	$185.6	$193.0
Closures (b)	24.1	24.4	65.1	62.9
Plastic containers (c)	6.2	3.8	24.2	14.6
Corporate (d)	(1.4)	(3.8)	(8.1)	13.7
Consolidated	$132.4	$136.1	$266.8	$284.2

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)
	Sept. 30,	Sept. 30,	Dec. 31,
	2012	2011	2011
Assets:
Cash and cash equivalents	$422.5	$140.5	$397.1
Trade accounts receivable, net	597.7	579.5	339.9
Inventories	561.5	580.4	554.2
Other current assets	51.6	45.2	42.6
Property, plant and equipment, net	1,092.6	1,071.4	1,064.7
Other assets, net	816.1	602.6	580.6
Total assets	$3,542.0	$3,019.6	$2,979.1

Liabilities and stockholders’ equity:
Current liabilities, excluding debt	$407.3	$503.7	$507.7
Current and long-term debt	1,989.7	1,431.0	1,376.3
Other liabilities	408.7	417.4	437.1
Stockholders’ equity	736.3	667.5	658.0
Total liabilities and stockholders’ equity	$3,542.0	$3,019.6	$2,979.1

(a)
Includes new plant start-up costs of $1.4 million and $4.3 million for the three and nine months ended September 30, 2012, respectively.  Includes rationalization charges of $1.7 million for each of the three and nine months ended September 30, 2012 and rationalization charges of $1.4 million for the nine months ended September 30, 2011.  Includes a charge for the resolution of a past product liability dispute of $3.3 million for the nine months ended September 30, 2011.

(b)
Includes rationalization charges of $0.5 million and $0.3 million for the three months ended September 30, 2012 and 2011, respectively, and $2.6 million and $1.7 million for the nine months ended September 30, 2012 and 2011, respectively.

(c)
Includes a rationalization credit and rationalization charges of $0.1 million and $0.3 million for the three months ended September 30, 2012 and 2011, respectively, and rationalization charges of $1.5 million and $1.7 million for the nine months ended September 30, 2012 and 2011, respectively.

(d)
Includes costs attributable to announced acquisitions of $0.8 million and $1.5 million for the three and nine months ended September 30, 2012, respectively.  Includes income of $25.2 million for the nine months ended September 30, 2011 for proceeds received as a result of the termination of the Graham Packaging merger agreement, net of costs associated with certain corporate development activities.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the nine months ended September 30,
(Dollars in millions)

	2012	2011

Cash flows provided by (used in) operating activities:
Net income	$122.0	$156.1
Adjustments to reconcile net income to net cash
(used in) provided by operating activities:
Depreciation and amortization	125.2	120.9
Rationalization charges	5.8	4.8
Loss on early extinguishment of debt	38.7	1.0
Other changes that provided (used) cash, net of
effects from acquisitions:
Trade accounts receivable, net	(239.2)	(286.7)
Inventories	10.8	(47.2)
Trade accounts payable and other changes, net	6.7	127.3
Contributions to domestic pension benefit plans	(76.0)	-
Net cash (used in) provided by operating activities	(6.0)	76.2

Cash flows provided by (used in) investing activities:
Purchases of businesses, net of cash acquired	(317.5)	(289.4)
Capital expenditures	(84.7)	(123.2)
Proceeds from asset sales	1.4	3.4
Net cash used in investing activities	(400.8)	(409.2)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(25.4)	(23.4)
Changes in outstanding checks – principally vendors	(66.2)	(92.9)
Shares repurchased under authorized repurchase program	(33.9)	(15.8)
Net borrowings and other financing activities	557.7	430.4
Net cash provided by financing activities	432.2	298.3

Cash and cash equivalents:
Net increase (decrease)	25.4	(34.7)
Balance at beginning of year	397.1	175.2
Balance at end of period	$422.5	$140.5

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and nine months ended September 30,

Table A

	Third Quarter		Nine Months
	2012	2011	2012	2011

Net income per diluted share as reported	$1.13	$1.12	$1.74	$2.22

Adjustments:
Rationalization charges	0.02	0.01	0.05	0.04
New plant start-up costs	0.01	-	0.04	-
Proceeds from termination of merger agreement	-	-	-	(0.37)
Costs attributable to announced acquisitions	0.01	-	0.02	0.14
Loss on early extinguishment of debt	-	0.01	0.37	0.01
Resolution of product liability dispute	-	-	-	0.03
Adjusted net income per diluted share	$1.17	$1.14	$2.22	$2.07

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and year ended,

        Table B

	Fourth Quarter			Year Ended
	December 31,			December 31,
	Estimated		Actual	Estimated		Actual

	Low	High		Low	High
	2012	2012	2011	2012	2012	2011
Net income per diluted share as estimated
for 2012 and as reported for 2011	$0.50	$0.55	$0.53	$2.24	$2.29	$2.75

Adjustments:
Rationalization charges	0.06	0.06	0.03	0.11	0.11	0.07
New plant start-up costs	0.02	0.02	-	0.06	0.06	-
Proceeds from termination of merger agreement	-	-	-	-	-	(0.37)
Costs attributable to announced acquisitions (2)	-	-	-	0.02	0.02	0.14
Loss on early extinguishment of debt	-	-	-	0.37	0.37	0.01
Resolution of product liability dispute	-	-	-	-	-	0.03
Adjusted net income per diluted share as estimated for 2012 and presented for 2011	$0.58	$0.63	$0.56	$2.80	$2.85	$2.63

(1)
The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure.  The Company’s management believes it is useful to exclude rationalization charges, new plant start-up costs, proceeds from the termination of acquisition agreements, costs attributable to announced acquisitions, the loss on early extinguishment of debt and the impact from the resolution of a past product liability dispute from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results.  While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs.  Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein.  Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2)   Costs attributable to announced acquisitions have not been estimated for future periods.